JOINT FILER INFORMATION

NAME:                         Frost Gamma Investments Trust
ADDRESS:                        4400 Biscayne Blvd
                                Miami, FL 33137
Designated Filer:                Phillip Frost, M.D.
Issuer and Ticker Symbol:         Opko Health, Inc. (OPK)
Date of Event Requiring
Statement:                        September 28, 2007
FROST GAMMA INVESTMENTS TRUST
        by:      /s/ Phillip Frost MD
                   Phillip Frost, M.D., Trustee